As filed with the Securities and Exchange Commission on May 24, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

MediaCo Holding Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or other Jurisdiction of Incorporation or organization)	84-2427771 (IRS Employer Identification No.)

________________

One Emmis Plaza

40 Monument Circle, Suite 700

Indianapolis, Indiana 46204

(Address of Principal Executive Offices)

________________

2021 Equity Compensation Plan

(Full title of the plan)

Jeffrey H. Smulyan

Chief Executive Officer

MediaCo Holding Inc.

40 Monument Circle

Suite 700

Indianapolis, IN 46204

(317) 266-0100

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

________________

Copy to:

Justin W. Chairman, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of` shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Class A Common Stock, par value $0.01 per share	2,000,000	$2.6225 (2)	$5,245,000 (2)	$572.23

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, or the “Securities Act,” this registration statement also covers such additional number of shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)

Calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee of the 2,000,000 shares being registered hereunder and using the average of the high and low prices per share of the registrant’s Class A common stock on May 18, 2021, as reported on the Nasdaq Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the MediaCo Holding Inc. 2021 Equity Compensation Plan, or the “Plan,” covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission, or the “Commission,” either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by MediaCo Holding Inc., or the Registrant, with the Commission are incorporated by reference into this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;
(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;
(3)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2021, May 14, 2021 and May 21, 2021; and
(4)

the description of the Class A Common Stock of the Registrant contained in a registration statement on Form 10 filed under the Securities and Exchange Act (the “Exchange Act”) on November 1, 2019 (as amended on November 8, 2019, November 15, 2019 and November 22, 2019) and declared effective by the Commission on November 26, 2019, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

EXPERTS

The consolidated and combined financial statements of MediaCo Holding Inc. appearing in MediaCo Holding Inc.’s Current Report on Form 8-K dated May 21, 2021 for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Item 4.Description of Securities.

Not Applicable.

Item 5.Interests of Named Experts and Counsel.

Not Applicable.

Item 6.Indemnification of Directors and Officers.

Chapter 37 of the Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The Registrant’s Articles of Incorporation expressly require such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation that the conduct was in the corporation's best interests and (B) in all other cases that the individual's conduct was at least not opposed to the corporation's best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Registrant’s Articles of Incorporation provide that any director or officer of the Registrant or any person who is serving at the request of the Registrant as a director, officer, employee or agent of another entity shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the IBCL. The Articles of Incorporation will also provide that the Registrant shall, upon a determination that such indemnification is permissible, pay the expenses incurred in defending proceedings in advance of their final disposition and authorize the Registrant to maintain insurance to protect itself and any director, officer, employee or agent of the Registrant or any person who is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another entity against expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the Articles of Incorporation.

The Registrant has entered into written indemnification agreements with each of its officers and directors that provide for indemnification by the Registrant to the maximum extent permitted under Indiana law.

Item 7.Exemption from Registration Claimed.

Not Applicable.

Item 8.Exhibits.

Exhibit No.	Description
5.1	Opinion of Counsel regarding legality of securities being registered.
10.1

MediaCo Holding Inc. 2021 Equity Compensation Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement for its 2021 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 2, 2021).

23.1	Consent of Counsel (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of Ernst & Young LLP.
24	Powers of Attorney (included as part of the signature page hereof).

Item  9.Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act and each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Indianapolis, State of Indiana, on May 24, 2021.

MEDIACO HOLDING INC.
By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby appoints Ryan A. Hornaday and J. Scott Enright, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date

/s/ Jeffrey H. Smulyan	Chief Executive Officer and Director (principal executive officer)	May 24, 2021
Jeffrey H. Smulyan

/s/ Ryan A. Hornaday	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 24, 2021
Ryan A. Hornaday

/s/ Deborah A. McDermott	Chair of Board of Directors	May 24, 2021
Deborah A. McDermott

/s/ J. Scott Enright	Executive Vice President, General Counsel and Secretary and Director	May 24, 2021
J. Scott Enright

Signature	Title	Date

/s/ Andrew P. Glaze	Director	May 24, 2021
Andrew P. Glaze

/s/ Laura A. Lee	Director	May 24, 2021
Laura A. Lee

/s/ Mary Beth McAdaragh	Director	May 24, 2021
Mary Beth McAdaragh

/s/ Patrick M. Walsh	President and Director	May 24, 2021
Patrick M. Walsh